Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SCHRÖDINGER, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Schrödinger, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

Resolutions were duly adopted by the Board of Directors of the Corporation pursuant to Section 141(f) and Section 242 of the DGCL setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Charter”) of the Corporation, and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the DGCL. The resolutions setting forth the amendment are as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Charter be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“That, effective on the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-7.47534 reverse stock split of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), shall become effective, pursuant to which each 7.47534 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 425,000,000 shares of Common Stock, (ii) 146,199,885 shares of Limited Common Stock, $0.01 par value per share (“Limited Common Stock” and, together with the Common Stock, the “Combined Common Stock”), and (iii) 328,105,864 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

FURTHER
RESOLVED:	All references to “Non-Voting Common Stock” be and hereby are deleted and replaced by references to “Limited Common Stock”.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President this 24th day of January, 2020.

SCHRÖDINGER, INC.

By:	/s/ Ramy Farid
Ramy Farid
Chief Executive Officer and President

[Signature Page to Certificate of Amendment]